SUB-ITEM 77D(g)


                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                                 AIM FUNDS GROUP


Effective October 1, 2001, AIM Balanced Fund (the "Fund") will no longer be authorized to invest in debt securities which are less than investment grade (so-call "junk bonds"), or debt securities deemed by the portfolio managers to be of comparable quality.